Exhibit 99

       In addition to being a Director of the Issuer, the Reporting Person is also a Director and Co-Head of North America at York Capital Management Global Advisors, LLC, a New York limited liability company (“YGA”). Pursuant to the Schedule 13D for the Issuer filed by YGA on November 9, 2018, YGA, prior to the transactions, is the beneficial owner of 9,144,292 shares of the Issuer (“Shares”), of which 278,587 Shares are directly owned by York Select Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership ("York Select Master"). YGA is the sole general partner of York Select Master and exercises investment discretion over such fund and accordingly may be deemed to have beneficial ownership over the Shares directly owned by the York Select Master. The Shares in the transactions referred to herein were sold by York Select Master. After the transactions, YGA beneficially owns 9,065,705 Shares, of which York Select Master owns 200,000 Shares. References to, and descriptions of, the Schedule 13D set forth herein are not intended to be complete and are qualified in their entirety by reference to the text of the Schedule 13D, filed with the Securities and Exchange Commission on November 9, 2018 and incorporated herein by reference.